Exhibit 99.1

Trunkbow Announces Preliminary Fourth Quarter and Full Year 2012 Financial Results

BEIJING, April 16, 2013 -- Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Services ("MVAS") in the PRC, today announced preliminary, unaudited financial results for its fourth quarter and full year ended December 31, 2012.

Full Year 2012 Financial Highlights

•	Gross revenue was $35.5 million, compared with $29.7 million in 2011.
•	MVAS gross revenue increased to $21.6 million, compared with $17.4 million in 2011.
•	MPS gross revenue in 2012 was $13.9 million, compared with $12.3 million in 2011.
•	Gross profit in 2012 was $29.7 million, compared with $22.9 million in 2011; gross margin improved to 85.3%, compared with 78.9% in 2011.
•	Net income totaled $12.7 million, or $0.34 per diluted share, compared with $16.9 million, or $0.46 per diluted share in 2011.
•	As of December 31, 2012, cash and cash equivalents totaled $0.8 million.
•	Collected approximately $3.9 million of outstanding accounts receivable as of December 31, 2012.

Fourth Quarter 2012 Financial Highlights

•	Gross revenue was $13.6 million, compared with $9.7 million in the fourth quarter of 2011.
•	MPS gross revenue for the quarter was $7.7 million, compared with $8.2 million in the fourth quarter of 2011.
•	MVAS gross revenue increased to $6.0 million, compared with $1.5 million a year ago.
•	Gross profit for the quarter was $12.2 million, compared with $8.3 million in the fourth quarter of 2011.
•	Gross margin improved to 91.5%, compared with 86.7% in the fourth quarter of 2011.

2012 and Recent Business Highlights

•	Announced that the Company’s board of directors received a preliminary non-binding "going-private" transaction proposal letter, dated November 2, 2012.
•	Extended cooperation with China Unicom through the deployment of a new terminal-based MPS platform in Sichuan and Heilongjiang Province.
•	Signed approximately 140 merchants for implementation of Trunkbow-UnionPay mobile applet system. Mobile apps containing this payment functionality were introduced in the second half of 2012.
•	Began development of cloud-based MPS services through partnership with experienced operators to offer hosted mobile payment services for small- and medium-sized businesses.
•	Signed an agreement to develop and implement a new electronic payment system for China Minsheng Banking Corp., Ltd. ("CMBC"), China's first national joint-stock commercial bank, serving non state-owned enterprises, small businesses and high-end consumers. The new system will be designed to simplify mobile and Internet payments for 10 million CMBC credit cardholders.
•	Continued the construction and began management and operation of the cloud data center through partnership with experienced operators to offer managed hosting services.

To date, no decisions have been made with respect to the Company’s response to the going-private proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company will provide relevant updates with respect to the going private transaction or any other transaction as appropriate.

Fourth Quarter 2012 Results

Gross revenue in the fourth quarter of 2012 was $13.6 million, an increase of 40.2% year-over-year, compared with gross revenue of $9.7 million in the same period a year ago. The increase in gross revenue was primarily attributable to the growth of software sales. Revenue from MVAS increased $4.5 million, or 302.1%, to $6.0 million for the fourth quarter of 2012, compared with $1.5 million in the same period of 2011. The increase in MVAS revenue was primarily driven by the growth on MVAS software sales related to phone call and SMS management, mobile business card, color numbering and number change notification. Revenue from the Company’s MPS offerings decreased 6.9% to $7.7 million for the fourth quarter of 2012, compared with $8.2 million in the same period of 2011. The decrease in MPS revenue was attributable to reduction of the MPS software sales.

Cost of revenue in the fourth quarter of 2012 was $1.1 million, compared with $1.3 million in the same period of 2011. The decrease in cost of revenue was primarily attributed to reduction in the system integration, which consumed significant hardware costs.

Gross profit in the fourth quarter of 2012 totaled $12.2 million, compared with $8.3 million in the fourth quarter of 2011. As a percentage of net revenue, gross margin was 91.5% in the fourth quarter of 2012, compared with 86.7% in the year-ago period. The year-over-year improvement in gross margin was attributable to the increase of software sales and decrease of revenues from system integration, which involves significantly higher hardware costs.

Operating expenses in the fourth quarter of 2012 were $6.5 million, an increase of 48.3% year-over-year. The increase in operating expenses was primarily related to an increase in allowance for doubtful accounts, provided for customers’ receivables and advances to suppliers that are older than one year. The allowances provided for accounts receivable and advance to suppliers were $2.1 million and $2.5 million, respectively.

Operating income in the fourth quarter of 2012 was $5.7 million, compared with $3.9 million reported in the same period last year. The increase in operating income for the quarter was in line with the increase in revenue.

Net income attributable to Trunkbow was $5.0 million in the fourth quarter of 2012, compared with $4.8 million in the fourth quarter of 2011. Earnings per basic and diluted share in the fourth quarter of 2012 were $0.14 each, based on basic and diluted shares outstanding of 36.8 million. This compares with $0.13 per basic and diluted share based on basic and diluted shares outstanding of 36.8 million and 37.0 million, respectively, in the year-ago period.

Balance Sheet and Cash Flow

As of December 31, 2012, the Company had $0.8 million in cash and cash equivalents, compared with $6.1 million as of December 31, 2011. As of December 31, 2012, the Company had working capital of $50.5 million and total shareholders' equity of $95.4 million. Accounts receivable on December 31, 2012 totaled approximately $46.9 million. As December 31, 2012, the Company had collected approximately $3.9 million of these outstanding receivables.

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter and 2012 full year on April 16, 2013 at 8:00 a.m. EDT. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (718) 354-1231. International callers should dial +65 6723-9381. The passcode required is 35510300.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on April 16, 2013. To access the replay, please dial +1 (646) 254-3697, international callers dial +61 (2) 8199-0299, and enter the passcode 35510300.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The results the Company is providing today are preliminary and unaudited and are subject to the conclusion of the audit of our financial statements, and could differ materially from the results disclosed today. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information
In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail:trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW -

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$783,074	$6,139,589
Accounts receivable, net	46,896,214	41,147,767
Advances to suppliers, net	12,478,788	9,783,454
Prepayment	496,372	316,258
Other current assets	7,996,644	4,040,152
Due from directors	9,350	758,033
Inventories	5,673,179	4,924,415
Deferred tax asset	942,028	117,952
Total current assets	75,275,649	67,227,620
Property and equipment, net	39,929,472	21,420,803
Land use right, net	5,831,641	5,905,583
Intangible assets, net	271,894	33,958
Long-term prepayment	368,985	2,733,363
TOTAL ASSETS	$121,677,641	$97,321,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,655,395	$2,238,179
Accrued expenses and other current liabilities	3,983,227	2,216,128
Short-term loan	11,175,196	6,460,945
Due to directors	106,141	11,959
Taxes payable	6,857,978	4,209,907
Total current liabilities	24,777,937	15,137,118
Deferred revenue	1,505,881	0
Total liabilities	26,283,818	15,137,118
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at December 31, 2012 and December 31, 2011, respectively	0	0
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,807,075 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	36,807	36,807
Additional paid-in capital	39,671,966	39,671,966
Appropriated retained earnings	6,461,938	4,504,667
Unappropriated retained earnings	45,713,187	34,989,429
Accumulated other comprehensive income	3,509,925	2,981,340
Total stockholders’ equity	95,393,823	82,184,209
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$121,677,641	$97,321,327

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Revenues	$13,643,170	$9,731,237	$35,460,297	$29,715,407
Less: Business tax and surcharges	285,297	165,733	691,297	638,377
Net revenues	13,357,873	9,565,504	34,769,000	29,077,030
Cost of revenues	1,138,681	1,271,549	5,107,636	6,130,071
Gross profit	12,219,192	8,293,955	29,661,364	22,946,959
Operating expenses	0	0
Selling and distribution expenses	661,369	676,611	3,197,089	2,344,993
General and administrative expenses	5,443,467	3,326,555	11,342,159	7,944,055
Research and development expenses	437,989	407,611	2,014,797	1,434,525
	6,542,825	4,410,777	16,554,045	11,723,573
Income from operations	5,676,367	3,883,178	13,107,319	11,223,386
Other income (expenses)
Interest income	58,388	5,193	232,693	107,467
Interest expense	(223,299)	(35,775)	(956,492)	(87,005)
Refund of value-added tax	117,841	804,627	1,667,606	2,112,463
Government grants	78,732	911,552	379,159	5,651,686
Other income	(9,148)	(71,948)	83,562	7,890
Other expenses	(332)	13,935	(12,723)	(117,024)
	22,182	1,627,584	1,393,805	7,675,477
Income before income tax expense	5,698,549	5,510,762	14,501,124	18,898,863
Income tax expense	715,144	717,043	1,820,095	1,958,615
Net income	4,983,405	4,793,719	12,681,029	16,940,248
Foreign currency translation fluctuation	168,324	620,773	528,585	2,405,664
Comprehensive income	$5,151,729	$5,414,492	$13,209,614	$19,345,912
Weighted average number of common shares outstanding
Basic	36,807,075	36,807,075	36,807,075	36,263,911
Diluted	36,807,075	36,974,086	36,812,203	37,163,690
Earnings per share
Basic	$0.14	$0.13	$0.34	$0.47
Diluted	$0.14	$0.13	$0.34	$0.46

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$12,681,029	$16,940,248
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,667,726	323,671
Provision for doubtful accounts	6,582,008	928,218
Share-based compensation expenses	0	350,000
Deferred taxes	(822,001)	(116,027)
Changes in operating assets and liabilities:
Accounts receivable	(9,467,390)	(15,159,545)
Advance to suppliers	(5,151,720)	(2,585,065)
Prepayment	121,529	399,563
Other current assets	(1,830,839)	(795,636)
Due from directors	754,321	(664,592)
Inventories	(709,476)	(1,078,415)
Long-term prepayment	354,422	(2,322,161)
Accounts payable	399,323	1,328,366
Accrued expenses and other current liabilities	272,275	1,572,534
Other non-current liabilities	0	(141,940)
Amounts due to directors	94,043	11,764
Taxes payable	2,613,528	337,200
Deferred revenue	1,505,165	0
Net cash flows used in operating activities	9,063,943	(671,817)
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	(19,468,008)	(20,823,526)
Acquisition of land use right	0	(5,877,870)
Collection on loans to third parties	158,438	2,884,763
Payment on loans to third parties	(2,091,387)	(2,784,653)
Acquisition of Delixunda Company (net of cash acquired)	0	(40,223)
Net cash flows used in investing activities	(21,400,957)	(26,641,509)
Cash flows from financing activities
Proceeds from issuance of common stock (net of finance costs)	0	17,332,251
Proceeds from bank loan	18,888,700	6,355,495
Repayment of bank loan	(14,227,771)	(1,856,436)
Proceeds from loans from third parties	2,401,024	0
Restricted deposit collected from bank	0	371,287
Proceeds from exercise of warrants	0	610,000
Net cash flows provided by financing activities	7,061,953	22,812,597
Effect of exchange rate fluctuation on cash and cash equivalents	(81,454)	380,568
Net increase in cash and cash equivalents	(5,356,515)	(4,120,161)
Cash and cash equivalents – beginning of the year	6,139,589	10,259,750
Cash and cash equivalents – end of the period	$783,074	$6,139,589
Supplemental disclosure of cash flow information
Cash paid for interest	$956,492	$74,332
Cash paid for income taxes	$1,649,212	$390,586
Supplemental disclosure of noncash financing activities
Issuance of 30,000 common shares at $5.00 each for the legal fee	$0	$150,000